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                                   EXHIBIT 23

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors
First Manitowoc Bancorp, Inc.:

     We consent to incorporation by reference in the registration statement (no. 333-85749) on Form S-8 of First Manitowoc Bancorp, Inc. of our report dated February 4, 2000, relating to the consolidated statements of financial condition of First Manitowoc Bancorp, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, and all related schedules, which report appears in the December 31, 1999 annual report on Form 10-K of First Manitowoc Bancorp, Inc.

KPMG LLP

Milwaukee, Wisconsin
March 8, 2000